SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                -----------
                                SCHEDULE 13G
                               (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 3)*


                            Hartmarx Corporation
        -----------------------------------------------------------
                              (Name of Issuer)


                  Common Stock, $2.50 par value per share
        -----------------------------------------------------------
                       (Title of Class of Securities)


                                417119-10-4
        -----------------------------------------------------------
                               (CUSIP Number)


                             December 31, 2001
        -----------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]   Rule 13d-1(b)

         [  ]  Rule 13d-1(c)

         [  ]  Rule 13d-1(d)

-------------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No.  417119-10-4                13G                          Page 2 of 6
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(1) NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Hartmarx Retirement Income Trust
                      36-6807362
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(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:               (a)  | |
                                                                     (b)  | |
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(3) SEC USE ONLY

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(4) CITIZENSHIP OR PLACE OF ORGANIZATION

             ILLINOIS
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                          (5)      SOLE VOTING POWER
  NUMBER OF                          4,337,399
   SHARES                 ----------------------------------------------------
BENEFICIALLY              (6)      SHARED VOTING POWER
  OWNED BY                           0
    EACH                  ----------------------------------------------------
  REPORTING               (7)      SOLE DISPOSITIVE POWER
   PERSON                            4,337,399
    WITH                  ----------------------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                     0
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(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,337,399
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           | |

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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.06%  (See response to Item 4).
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(12) TYPE OF REPORTING PERSON*
         EP
------------------------------------------------------------------------------




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CUSIP No.  417119-10-4                13G                           Page 3 of 6
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 Item 1(a).   Name of Issuer:

                 Hartmarx Corporation

 Item 1(b).   Address of Issuer's Principal Executive Offices:

                 101 North Wacker Drive
                 Chicago, Illinois 60606

 Item 2(a).   Name of Person Filing:   Hartmarx Retirement Income Trust

 Item 2(b).   Address of Principal Business Office or, if None, Residence:

                 c/o Hartmarx Corporation
                 101 North Wacker Drive
                 Chicago, Illinois 60606

 Item 2(c).   Citizenship:     Illinois

 Item 2(d).   Title of Class of Securities:

                 Common Stock, $2.50 par value per share ("Common Stock")

 Item 2(e).   CUSIP Number:

              417119-10-4

 Item 3.      If this Statement is Filed Pursuant to Rule
              13d-1(b), or 13d- 2(b) or (c), Check Whether the
              Person Filing is a:

              (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

              (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

              (d) [ ] Investment company registered under Section 8 of the the Investment Company Act;

              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);




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CUSIP No.  417119-10-4                13G                          Page 4 of 6
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              (f)      [X]  An employee benefit plan or endowment fund in
                       accordance with
                       Rule 13d-1(b)(1)(ii)(G);

              (g) [ ] A parent holding company or control person in accordance with
                       Rule 13d-1(b)(1)(ii)(G);

              (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j)      [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.       Ownership.

              (a)      Amount beneficially owned: 4,337,399

              (b)      Percent of class: 13.06%

              (c)      Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote:
                       4,337,399

        (ii)  Shared power to vote or to direct the vote:
                       0

        (iii) Sole power to dispose or to direct the disposition of:
                       4,337,399

        (iv)  Shared power to dispose or to direct the disposition of:
                       0


Item 5.       Ownership of Five Percent or Less of a Class.

                      N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
                      N/A




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CUSIP No.  417119-10-4                13G                          Page 5 of 6
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Item 7.       Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on by the Parent Holding \ Company or Control Person.

                      N/A

Item 8.       Identification and Classification of Members of the Group.

                      N/A

Item 9.       Notice of Dissolution of Group.

                      N/A

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No.  417119-10-4                13G                          Page 6 of 6
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                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           January 23, 2002
                                     -----------------------------
                                               (Date)

                                    THE NORTHERN TRUST COMPANY, AS
                                    TRUSTEE OF THE HARTMARX RETIREMENT
                                    INCOME TRUST


                                    By: /s/ Martin F. Mulcrone
                                        --------------------------
                                        Name:   Martin F. Mulcrone
                                        Title:  Second Vice President